UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2010

Ciena Corporation
 (Exact name of registrant as specified in its charter)

Delaware	0-21969	23-2725311
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Winterson Road, Linthicum, MD	21090
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 865-8500

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 – UNREGISTERED SALES OF EQUITY SECURITIES

On March 9, 2010, Ciena Corporation entered into purchase agreements for the sale of $375 million aggregate principal amount of its Convertible Senior Notes due 2015 (the “Notes”), in a private offering to qualified institutional buyers in reliance on an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”). The Notes will be Ciena’s senior unsecured obligations and will rank equally with all of Ciena’s other existing and future senior unsecured debt. The Notes will bear interest at the rate of 4% per annum from the date of issuance, payable semi-annually on March 15 and September 15, commencing on September 15, 2010. The Notes will mature on March 15, 2015. The Notes will be issued pursuant to an indenture between Ciena and Bank of New York Mellon to be entered into in connection with the closing of the offering, which is expected to occur on March 15, 2010, subject to the satisfaction of customary closing conditions.

The Notes may be converted prior to maturity (unless earlier redeemed or repurchased) at the option of the holder into shares of Ciena common stock at the initial conversion rate of 49.0557 shares of Ciena common stock per $1,000 in principal amount of Notes, which is equal to an initial conversion price of approximately $20.38 per share, subject to adjustments customary for dilutive events. At the initial conversion rate, assuming the conversion of all $375 million in aggregate principal amount of the Notes, the Notes may be converted into approximately 18,395,888 shares of Ciena common stock (the “Conversion Shares”).

On or after March 15, 2013, Ciena may redeem for cash all or part of the Notes if the closing sale price of its common stock has been at least 150% of the conversion price then in effect for at least 20 trading days during any 30 consecutive trading day period ending on the date on which it provides notice of redemption. The “redemption price” will equal (1) 100% of the principal amount of the Notes to be redeemed, plus (2) accrued and unpaid interest, including additional interest, if any, to, but excluding, the redemption date, plus (3) a “make-whole premium.” The “make-whole premium” will be a cash payment equal to the present values of the remaining scheduled payments of interest that would have been made on the Notes to be redeemed had such Notes remained outstanding from the redemption date to March 15, 2015. The present values of the remaining interest payments will be computed using a discount rate equal to 2.75%.

Ciena is selling the Notes for an aggregate offering price of $375 million and the placement agents’ fees aggregate $10.3 million. Ciena estimates that the net proceeds from the offering of the Notes will be approximately $364.3 million after deducting the placement agents’ fees and other estimated fees and expenses. Ciena intends to use approximately $243.8 million of the net proceeds of the offering to replace its existing contractual obligation to issue 6% senior convertible notes due 2017 as part of the aggregate purchase price for its pending acquisition of the optical networking and carrier Ethernet assets of Nortel’s Metro Ethernet Networks (MEN) business. Ciena’s agreement to acquire Nortel’s MEN assets permits Ciena to elect, prior to closing, to replace the $239 million in 6% senior convertible notes due 2017 that are to be issued as part of the purchase price with cash equivalent to 102% of the face amount of the notes replaced, or $243.8 million.  Ciena intends to use the remaining net proceeds from the offering to reduce the amount of cash on hand that Ciena needs to fund the $530.0 million cash portion of the aggregate purchase price for the acquisition of Nortel’s MEN assets. The offering of the Notes is not conditioned on the closing of the acquisition, and if the acquisition is not completed, Ciena intends to use the net proceeds of the offering for general corporate purposes.

The Company is offering and selling the Notes to the purchasers in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act, and any Conversion Shares issued upon conversion of the Notes will also be issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act or by Section 3(a)(9) of the Securities Act. The offer and sale of the Notes to the purchasers did not involve the solicitation of offers for the Notes by any form of general solicitation or general advertising, and offers for the Notes were only solicited from persons reasonably believed to be qualified institutional buyers. The Notes and the Conversion Shares will not be registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from registration requirements.

ITEM 8.01 – OTHER EVENTS

Ciena’s March 8, 2010 press release announcing its intention to offer the Notes is attached to, and is hereby incorporated by reference in, this current report as Exhibit 99.1. Ciena’s March 9, 2010 press release announcing the pricing of the Notes is attached to, and is hereby incorporated by reference in, this current report as Exhibit 99.2.

ITEM 9.01 – FINANCIAL STATEMENTS AND EXHIBITS

(d)

Exhibit Number	Description of Document

Exhibit 99.1 Exhibit 99.2	Press Release dated March 8, 2010, issued by Ciena Corporation Press Release dated March 9, 2010, issued by Ciena Corporation

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ciena Corporation

Date: March 12, 2010	By:	/s/ David M. Rothenstein

David M. Rothenstein
Senior Vice President, General Counsel and Secretary

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